Contact:       Walter H. Hasselbring, III
(815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2013

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $3.7 million, or $.86 per basic and diluted share for the fiscal year ended June 30, 2013, compared to $1.4 million, or $.32 per basic and diluted share for the fiscal year ended June 30, 2012 and net income of $944,000, or $.22 per basic and diluted share for the three months ended June 30, 2013, compared to $903,000, or $.20 per basic and diluted share for the three months ended June 30, 2012.

For the year ended June 30, 2013, net interest income was $14.5 million compared to $14.2 million for the year ended June 30, 2012.  The provision for loan losses decreased to $595,000 for the year ended June 30, 2013, from $1.1 million for the year ended June 30, 2012.  Interest income decreased to $17.6 million for the year ended June 30, 2013, from $18.0 million for the year ended June 30, 2012.  Interest expense decreased to $3.1 million for the year ended June 30, 2013, from $3.8 million for the year ended June 30, 2012.  Non-interest income increased to $4.5 million for the year ended June 30, 2013, from $3.7 million for the year ended June 30, 2012.  Non-interest expense decreased to $12.6 million for the year ended June 30, 2013, from $14.8 million for the year ended June 30, 2012.  This decrease was primarily due to a contribution to our newly established charitable foundation, Iroquois Federal Foundation, Inc., of approximately $3.6 million in shares of IF Bancorp, Inc. stock and cash in the year ended June 30, 2012.  For the year ended June 30, 2013, income tax expense totaled $2.1 million compared to $559,000 for the year ended June 30, 2012.

Total assets at June 30, 2013 were $547.5 million compared to $511.3 at June 30, 2012.  Cash and cash equivalents decreased to $6.6 million at June 30, 2013, from $8.2 million at June 30, 2012.   Investment securities decreased to $200.8 million at June 30, 2013, from $223.3 million at June 30, 2012.  Net loans receivable increased to $315.8 million at June 30, 2013, from $258.9 million at June 30, 2012.  Deposits increased to $371.2 million at June 30, 2013, from $344.5 million at June 30, 2012.  Total borrowings increased to $87.5 million at June 30, 2013 from $75.0 million at June 30, 2012.  Stockholders’ equity decreased to $81.7 million at June 30, 2013 from $86.6 million at June 30, 2012.  This decrease was due to a decrease in unrealized gains on securities available for sale of $5.5 million and the repurchase of 240,563 shares of common stock at an aggregate cost of approximately $3.3 million, partially offset by a net income of $3.7 million.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from four full-service banking offices located in Watseka, Danville, Clifton, and Hoopeston, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  On August 2, 2013, we filed with the Office of the Comptroller of the Currency a notice of our intent to open a branch office at 108 Arbours Drive, Savoy, Illinois.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation (“L.C.I.”), is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data

(Dollars in thousands, except per share data)

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012	Year Ended June 30, 2013	Year Ended June 30, 2012
	(unaudited)	(unaudited)	(unaudited)
Interest income	$4,499	$4,517	$17,610	$18,001
Interest expense	758	844	3,099	3,784
Net interest income	3,741	3,673	14,511	14,217
Provision for loan losses	43	398	595	1,125
Net interest income after provision for loan losses	3,698	3,275	13,916	13,092
Non-interest income	1,094	911	4,489	3,705
Non-interest expense	3,316	2,862	12,638	14,838
Income before taxes	1,476	1,324	5,767	1,959
Income tax expense	532	421	2,057	559

Net income	$944	$903	$3,710	$1,400

Earnings per share- basic and diluted (1)	$0.22	$0.20	$0.86	$0.32
Weighted average shares outstanding- basic and diluted (1)	4,222,524	4,440,841	4,321,036	4,435,977

Performance Ratios

	Year Ended June 30, 2013	Year Ended June 30, 2012
	(unaudited)
Return on average assets	0.70%	0.28%
Return on average equity	4.34%	1.66%
Net interest margin on average interest earning assets	2.86%	3.04%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

	Year Ended June 30, 2013	Year Ended June 30, 2012
	(unaudited)
Assets	$547,535	$511,330
Cash and cash equivalents	6,580	8,193
Investment securities	200,827	223,306
Net loans receivable	315,775	258,910
Deposits	371,203	344,485
Federal Home Loan Bank borrowings	87,500	75,000
Total stockholders’ equity	81,749	86,649
Book value per share (2)	17.89	18.01
Average stockholders’ equity to average total assets	16.03%	17.09%

Asset Quality

(Dollars in thousands)

	Year Ended June 30, 2013	Year Ended June 30, 2012
	(unaudited)
Non-performing assets (3)	$4,740	$6,622
Allowance for loan losses	3,938	3,531
Non-performing assets to total assets	0.87%	1.30%
Allowance for losses to total loans	1.23%	1.34%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 4,570,692 and 4,811,255 at June 30, 2013 and 2012, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.